UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2020

GENUFOOD ENERGY ENZYMES CORP.

(Exact name of registrant as specified in charter)

Nevada	000-56112	68-0681158
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1108 S. Balwain Avenue, Suite 107 Arcadia, California	91007
(Address of principal executive offices)	(Zip Code)

(855) 707-2077

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Summary of the Transaction

Hukui Biotechnology Corporation, a corporation organized under the laws of Samoa (“Hukui”), and Genufood Energy Ezymes Corp. (the “Company” or “we”) entered into a Series C Preferred Shares Subscription Agreement dated September 23, 2020 (the “Hukui Agreement”), pursuant to which we have agreed to purchase an aggregate 200,000 shares of Hukui’s Series C Preferred Stock (“Series C Preferred Shares”) at $10.00 per share, for an aggregate investment of $2,000,000.

We will purchase the Series C Preferred Shares in three tranches, through a date on or before June 30, 2022, as follows:

●	The first tranche is 80,000 Series C Preferred Shares in the amount of $800,000 (the “First Tranche Investment”), such shares to be purchased on or before December 15, 2020 (the “First Tranche Closing”).

●	The second tranche is 60,000 Series C Preferred Shares in the amount of $600,000 (the “Second Tranche Investment”), such shares to be purchased on or before June 30, 2021 (the “Second Tranche Closing”).

●	The third tranche is 60,000 Series C Preferred Shares in the amount of $600,000 (the “Third Tranche Investment”), such shares to be purchased on or before June 30, 2022 (the “Third Tranche Closing”).

Until the First Tranche Closing, we can abandon the investment if certain milestones are not achieved or certain conditions are not met by Hukui, or if we believe that pursuing the investment is not in the best interests of the Company and our stockholders following our due diligence. After the First Tranche Closing, if Hukui does not achieve further milestones or meet further conditions, we will have the option either to (i) abandon the Second Tranche Investment and/or the Third Tranche Investment, or (ii) waive the failure of Hukui to meet such conditions and proceed with the Second Tranche Investment and/or the Third Tranche Investment.

If we purchase 80,000 Series C Preferred Shares in the First Tranche Closing, we will own approximately 2.3% of the total equity of Hukui, based on the number of issued and outstanding ordinary shares (“Ordinary Shares”) of Hukui, on a fully converted basis, as of the date of the Hukui Agreement.

We do not have the funds necessary to make any of the purchases of Series C Preferred Shares pursuant to the Hukui Agreement. We intend to seek to raise capital in the form of common stock, in a private offering relying on one or more exemptions from the registration provisions of the Securities Act of 1933, as amended, in order to purchase the First Investment Tranche, and provide a certain amount of working capital for the Company. Even if such an offering is successful, we will not have sufficient funds to purchase the Second Investment Tranche or the Third Investment Tranche and we will have to raise additional capital in the future for such purchases. There is no guarantee that any of our efforts to raise capital to fund our obligations pursuant to the Hukui Agreement will be successful.

Description of the Hukui Series C Preferred Shares

Series C Preferred Shares are entitled to receive non-cumulative dividends when, as and if declared by the Hukui Board of Directors, prior and in preference to any dividends payable to the holders of Hukui’s Series B Preferred Shares, Series A Preferred Shares or Ordinary Shares, at the rate of 6% per annum.

Series C Preferred Shares are convertible, at the option of the holder, for Ordinary Shares of Hukui, initially on a 1-for-1 basis, and subject to adjustment for stock splits and other similar recapitalizations. Series C Shares shall be converted automatically (i) immediately prior to the closing of an initial public offering (“IPO”) of Hukui’s securities with gross proceeds of at least $6,000,000; or (ii) upon the affirmative vote of the holders of a majority of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (collectively, the “Hukui Preferred Shares”), voting together as a single class.

Series C Preferred Shares have a liquidation preference, in the amount paid for such shares (subject to adjustment for stock splits and other similar recapitalizations), in the vent of the liquidation, dissolution or winding up, of Hukui.

Subject to certain exceptions and limitations, holders of the Series C Preferred Shares have a right of first offer to purchase Hukui securities that may be sold in the future.

Under certain circumstances, the Series C Preferred Shares have pro rata anti-dilution protection in the event of a future sale of Hukui securities at a price less than we pay for the Series C Preferred Shares.

Holders of Series C Preferred Shares have the right to receive certain financial information from Hukui within specified time periods, including (i) audited financial statements for each full fiscal year; (ii) unaudited financial statements for each of the first three quarters of each fiscal year; (iii) future cash forecasts; and (iv) such additional information as the holders of Series C Preferred Shares may reasonably request.

Hukui may make a call on the holder of Series C Preferred Shares for any unpaid balance. If payment is not received pursuant to such a call, in addition to the principal due, interest shall be due on the unpaid balance from the due date of the call. If the balance due continues to be unpaid, the unpaid Series C Preferred Shares can be declared forfeited; however, such forfeiture shall not affect any Series C Preferred Shares for which payment has been made.

Until Hukui conducts an IPO, any holder of Series C Preferred Shares that wishes to sell its securities must first offer such shares to the holders of Hukui’s Series B Preferred Shares or the other holders of Series C Preferred Shares, before consummating a sale of any such shares to a third party.

Until Hukui conducts an IPO, if the current Chief Executive Officer of Hukui sells any shares of his Hukui securities, the holders of Hukui’s Series B Preferred Shares and Series C Preferred Shares, including us, have a right, but not an obligation, of co-sale to sell a pro rata portion of its Hukui securities on the same terms and conditions.

Subject to certain exceptions, if (i) a third party offers to acquire all or substantially all of the assets of Hukui by merger, sale of assets or otherwise, of offers to acquire 50% or more of the voting power of Hukui’s securities; (ii) such transaction has a value of not less than $30,000,000; and (iii) such transaction is approved by the holders of at least 50% of the Hukui Preferred Shares, voting together as a single class, the holders of Series C Preferred Shares, including us, will be required to approve the transaction and participate in it on the same terms and conditions as the other shareholders (a “Drag Along Transaction”); provided, however, that if the transaction has a value of less than $30,000,000, the vote required of the Hukui Preferred Shares, voting together as a single class, shall be 75% in order to trigger a Drag Along Transaction.

Hukui’s Articles provide that Hukui may redeem the Series C Preferred Shares we will be purchasing with the consent of the shareholders voting together as a single class. This means that it is possible that Hukui could redeem these shares without our consent. Such redemption would only be for the purchase price of the Series C Preferred Shares, not the fair market value of such shares at the time of redemption. At our request, Hukui has agreed to seek shareholder approval at its next shareholder meeting to amend this provision of Hukui’s Articles requiring our consent before any such redemption could occur, or to eliminate this provision from Hukui’s Articles. There is no guarantee that such proposal will be approved or that Hukui’s Articles will be so amended.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Hukui Agreement, we have agreed to purchase an aggregate 200,000 shares of Hukui’s Series C Preferred Stock (“Series C Preferred Shares”) at $10.00 per share, for an aggregate investment of $2,000,000.

We will purchase the Series C Preferred Shares in three tranches, through a date on or before June 30, 2022, as follows:

●	The First Tranche Investment is 80,000 Series C Preferred Shares in the amount of $800,000 , such shares to be purchased at the First Tranche Closing on or before December 15, 2020.

●	The Second Tranche Investment is 60,000 Series C Preferred Shares in the amount of $600,000, such shares to be purchased at the Second Tranche Closing on or before June 30, 2021.

●	The Third Tranche Investment is 60,000 Series C Preferred Shares in the amount of $600,000, such shares to be purchased at the Third Tranche Closing on or before June 30, 2022.

For more information about the Hukui Agreement and the Series C Preferred Shares, please refer to Item 1.01, “Entry into a Definitive Material Agreement”.

Item 3.02	Unregistered Sales of Equity Securities.

We have authorized our transfer agent to issue 9,000,000 shares of our common stock to John Lin, our President and Chief Executive Officer.

These shares represent the remainder of 27,000,000 shares of our common stock (adjusted for a 1-for-100 reverse stock split (the “Reverse Stock Split”)) that we agreed to issue to Mr. Lin pursuant to that certain Amended and Restated Settlement Agreement and Mutual Release made and entered into as of September 30, 2019 (the “Lin Settlement Agreement”), the terms and conditions of which have previously been disclosed by us in our Form 10 registration statement, as amended, and various periodic reports, filed by us with the Securities and Exchange Commission from time to time.

At the time that we entered into the Lin Settlement Agreement, we did not have a sufficient number of authorized and unissued shares of our common stock to issue all 27,000,000 shares provided for therein. Following the effectiveness of the Reverse Stock Split, we have a sufficient number of authorized and unissued shares of our common stock to issue the remaining 9,000,000 such shares to Mr. Lin and are doing so at this time.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Item	Description
10.01	Series C Preferred Shares Subscription Agreement dated September 23, 2020 by and between Hukui Biotechnology Corporation and Genufood Energy Enzymes Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENUFOOD ENERGY ENZYMES CORP.

Date: September 24, 2020	By:	/s/ Jui Pin Lin
Jui Pin Lin
Chief Executive Officer